Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings.  The maximum aggregate offering price for each offering is as follows:

•	with respect to notes linked to the [S&P 500® Index], $3,962,000; and
•	with respect to notes linked to the [S&P 500® Value Index], $959,000.